EXHIBIT 99.3 - FINANCIAL STATEMENTS OF TFC ENTERPRISES, INC. AND ITS
               SUBSIDIARIES


                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

The Board of Directors and Shareholders
TFC Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of TFC Enterprises, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TFC Enterprises, Inc. as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the financial statements, the Company adopted FASB Statement Number 142, Goodwill and other Intangible Assets, effective January 1, 2002. In accordance with FASB Statement 142, the impairment of goodwill is shown as a cumulative effect of change in accounting principle.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company's revolving lines of credit become due during the year ended December 31, 2003 and the Company has not obtained additional financing. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                         McGladrey & Pullen, LLP

Raleigh, North Carolina
January 23, 2003, except for the third paragraph from the end of Note 1 and the second and third paragraphs of Note 17, as to which the date is March 31, 2003

                                     CONSOLIDATED BALANCE SHEETS

                                                                                  December 31
                                                                                  -----------
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)                                  2002           2001
                                                                           ----------     ----------
ASSETS
Cash and cash equivalents                                                  $     285      $     414
Restricted cash                                                               22,441         23,176
Net contract receivables                                                     150,221        182,875
Equipment and leasehold improvements, net                                      1,508          1,851
Goodwill, net                                                                     --          6,777
Intangible asset, net                                                            649            927
Net assets from discontinued operations                                        2,286         26,826
Other assets                                                                   4,188          3,940
                                                                           ----------     ----------
  Total assets                                                             $ 181,578      $ 246,786
                                                                           ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Revolving lines of credit                                                  $  19,386      $  97,143
Automobile receivables-backed notes                                           96,780         55,056
Subordinated notes and other term debt                                         9,755         12,377
Accounts payable and accrued expenses                                          1,767          2,654
Income taxes and other liabilities                                             6,459          6,234
Net liabilities from discontinued operations                                      57         21,530
Refundable dealer reserve                                                        304            711
                                                                           ----------     ----------
  Total liabilities                                                          134,508        195,705

Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized;
none outstanding                                                                  --             --
Common stock, $.01 par value, 40,000,000 shares authorized; 11,551,033 and 11,534,890 shares issued and outstanding at December 31, 2002 and
2001, respectively                                                                51             51
Additional paid-in capital                                                    56,207         56,187
Accumulated deficit                                                           (9,188)        (5,157)
                                                                           ----------     ----------
  Total shareholders' equity                                                  47,070         51,081
                                                                           ----------     ----------
  Total liabilities and shareholders' equity                               $ 181,578      $ 246,786
                                                                           ----------     ----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                 2

                      CONSOLIDATED STATEMENTS OF OPERATIONS


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  2002           2001
                                                        ---------     ---------

Interest and other finance revenue on contract          $ 33,437      $ 45,117
receivables
Interest expense                                          12,790        17,548
                                                        ---------     ---------
Net interest revenue                                      20,647        27,569
Provision for credit losses                                  899           756
                                                        ---------     ---------
Net interest revenue after provision
  for credit losses                                       19,748        26,813
                                                        ---------     ---------

Other revenue:
Commissions on ancillary products                            644           519
Other interest revenues                                      266           589
Other                                                        200           384
                                                        ---------     ---------
Total other revenue                                        1,110         1,492
                                                        ---------     ---------

Total interest and other revenue                          20,858        28,305

Operating expense:
Salaries                                                   7,406         9,944
Employee benefits                                          1,557         1,887
Occupancy                                                    765           853
Equipment                                                  1,155         1,300
Amortization of intangible assets                            278         1,091
Other                                                      4,983         5,206
                                                        ---------     ---------
Total operating expense                                   16,144        20,281

Income before income taxes                                 4,714         8,024

Provision for income taxes                                 1,842         3,427
                                                        ---------     ---------

Income from continuing operations                       $  2,872      $  4,597
Income (loss) from discontinued operations,
net of taxes                                                (126)          479
Cumulative effect of change in accounting principle
                                                          (6,777)           --
                                                        ---------     ---------
Net income (loss)                                       $ (4,031)     $  5,076
                                                        =========     =========

Net income per common share from continuing
operations
     Basic                                              $   0.25      $   0.40
                                                        =========     =========
     Diluted                                            $   0.24      $   0.39
                                                        =========     =========
Discontinued operations
     Basic                                              $  (0.01)     $   0.04
                                                        =========     =========
     Diluted                                            $  (0.01)     $   0.04
                                                        =========     =========
Cumulative effect of change in accounting principle
     Basic                                              $ ( 0.59)           --
                                                        =========     =========
     Diluted                                            $ ( 0.57)           --
                                                        =========     =========
Net income (loss) per common share:
     Basic                                              $  (0.35)     $   0.44
                                                        =========     =========
     Diluted                                            $  (0.34)     $   0.43
                                                        =========     =========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                  Number of                        Additional
                                    Shares          Common           Paid-in        Accumulated
(IN THOUSANDS)                   Outstanding        Stock            Capital          Deficit            Total
                                 -----------      -----------      -----------      -----------       -----------
BALANCE, DECEMBER 31, 2000           11,450               50           56,105          (10,233)           45,922
Net income                               --               --               --            5,076             5,076
Stock options exercised                  85                1               82               --                83
                                 -----------      -----------      -----------      -----------       -----------
BALANCE, DECEMBER 31, 2001           11,535               51           56,187           (5,157)           51,081
Net loss                                 --               --               --           (4,031)           (4,031)
Stock options exercised                  16               --               20               --                20
                                 -----------      -----------      -----------      -----------       -----------
BALANCE, DECEMBER 31, 2002           11,551       $       51       $   56,207       $   (9,188)       $   47,070
                                 ===========      ===========      ===========      ===========       ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                        4

                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years ended December 31
                                                                           -----------------------
(IN THOUSANDS)                                                               2002           2001
                                                                          ----------     ----------
Operating activities
Net income (loss)                                                         $  (4,031)     $   5,076
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Amortization of intangible assets                                            278          1,091
   Cumulative effect of change in accounting principle                        6,777             --
   Depreciation and other amortization                                          700            733
   (Benefit from) provision for deferred income taxes                          (639)         1,844
   Provision for credit losses                                                  899            756
   Amortization of deferred financial costs                                   2,897          2,420
   Changes in operating assets and liabilities:
      Increase in other assets                                               (3,190)        (3,029)
      Decrease in accounts payable and accrued liabilities                     (887)          (938)
      Decrease in refundable dealer reserve                                    (407)        (1,743)
      Increase in income taxes and other liabilities                            864          1,245
                                                                          ----------     ----------
      Net cash provided by operating activities                               3,261          7,455
                                                                          ----------     ----------

Investing activities
Net cost of acquiring contract receivables                                  (60,154)      (104,262)
Repayment of contract receivables                                            91,909        114,018
Purchase of equipment and leasehold improvements                               (307)          (249)
Decrease (increase) in restricted cash                                          735         (5,499)
                                                                          ----------     ----------
      Net cash provided by investing activities                              32,183          4,008
                                                                          ----------     ----------

Financing activities
Net (payments) borrowings on the revolving lines of credit                  (77,757)        13,362
Borrowings on automobile receivables - backed notes                         127,142         60,225
Payments on automobile receivables - backed notes                           (85,418)       (83,700)
Borrowings on subordinated notes                                              1,202          1,805
Payments on subordinated notes                                               (3,829)        (3,936)
Proceeds from stock options exercised                                            20             83
                                                                          ----------     ----------
    Net cash used in by financing activities                                (38,640)       (12,161)
                                                                          ----------     ----------

Discontinued operations
Net cash (used) provided by discontinued operations                           3,067           (148)
                                                                          ----------     ----------

Decrease in cash and cash equivalents                                          (129)          (846)

Cash and cash equivalents at beginning of year                                  414          1,260
                                                                          ----------     ----------
Cash and cash equivalents at end of year                                  $     285      $     414
                                                                          ==========     ==========

SUPPLEMENTAL DISCLOSURES:
Interest paid                                                             $   8,151      $  13,567
Income taxes paid                                                             1,679          1,789

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                 5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

TFC Enterprises Inc. ("TFCE") is a holding company with one primary wholly-owned subsidiary, The Finance Company ("TFC"). TFCE has no significant operations of its own. TFC specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers involved in the sale of new and used automobiles, vans, light trucks, and motorcycles (collectively "vehicles") on an individual basis ("point-of-sale" purchase). Based in Norfolk, Virginia, TFC also has six contract production offices throughout the United States in communities with a large concentration of military personnel.

On October 1, 2002, the Board of Directors authorized the Company, as the sole shareholder of First Community Finance, to sell substantially all the assets of First Community Finance. Accordingly, the Company has classified First Community Finance's operations as discontinued operations, in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The assets, liabilities, operating results, and cash flows related to the discontinued operation are presented as a single item in the Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Cashflows. Future operating results will also be presented as a single line item in the Consolidated Statements of Operations. See Note 10 to the Consolidated Financial Statements.

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include the accounts of TFCE and its wholly-owned subsidiaries, (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

As discussed in Note 10, the Company's subsidiary, First Community Finance, has been accounted for as discontinued operations. Unless otherwise noted, disclosures herein pertain to the Company's continuing operations.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are defined as cash and overnight repurchase agreements, exclusive of restricted cash.

RESTRICTED CASH

Restricted cash relates to cash collected on contract receivables which are the collateral for the automobile receivables-backed notes and the cash related to credit enhancement. The restricted cash is used to pay the principal and interest on the automobile receivables-backed notes.

CONTRACT RECEIVABLES

Contract receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-off or valuation accounts and net of any unamortized loan costs and unamortized discounts on purchased loans.

CREDIT LOSSES

The Company's primary business involves purchasing installment sales contracts at a discount from the remaining principal balance on both a bulk and point-of-sale basis. A portion of this discount represents anticipated credit loss and based upon projected loss experience, is held in a nonrefundable reserve against which future credit losses will first be applied. The remaining portion, if any, of the discount is recorded as unearned discount and accreted to income as discussed below. Additional amounts necessary to cover estimated future credit losses, if any, are first reclassified from unearned discount to nonrefundable reserve then, if necessary, an amount is charged to income sufficient to maintain the combined allowance for credit losses and nonrefundable reserve at an amount considered by management to be adequate to absorb estimated future credit losses on the outstanding contract receivables.

Management evaluates the reasonableness of the assumptions used in projecting the loss experience by reviewing historical credit loss experience, delinquencies, repossession and other recovery trends, the size of the finance contract portfolio and general economic conditions and trends. Historical credit loss experience is monitored on a static pool basis. Contract originations, subsequent charge-off and recoveries are assigned to annual pools and the pool performance is monitored separately. Projected recoveries are considered in reserves anticipated for credit losses based on undiscounted amounts. If necessary, any assumptions used will be changed in the future to reflect historical experience to the extent it deviates materially from that which was assumed.

It is generally the Company's policy, related to the installment sales contracts purchased by TFC, to charge its nonrefundable reserve and then the allowance for credit losses for all contract receivables which are 180 days past due. Any amounts collected subsequent to being charged off are restored to the nonrefundable reserve.

The carrying value of repossessed assets is reduced, through charge-off, to the lower of the unpaid contract balance or anticipated liquidation proceeds.

SUSPENSION OF INTEREST - At December 31, 2002 and 2001, the accrual of interest income was suspended on approximately $8.1 million and $11.2 million of contract receivables, respectively. Foregone interest on these loans amounted to approximately $.14 million and $.21 million at December 31, 2002 and 2001 respectively.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are recorded at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over each asset's estimated useful life, generally five to seven years.

GOODWILL ACCOUNTING CHANGE

Effective January 1, 2002, the Company adopted FASB Statement Number 142, GOODWILL AND OTHER INTANGIBLE ASSETS. The Company has determined the impairment of goodwill is $6.8 million and has recorded the impairment as a change in accounting principle. Among the provisions of FASB Statement Number 142 is a requirement to disclose what reported net income would have been in all periods presented exclusive of amortization expense (net of related income tax effects) recognized in those periods related to goodwill, intangible assets no longer being amortized, and changes in amortization periods for intangible assets that will continue to be amortized together with related per share amounts. Per FAS 142, no amortization expense was recognized in relation to goodwill for the year ended December 31, 2002 compared to $0.8 million for the year ended December 31, 2001. Additionally, net income for the year ended December 31, 2002 has been restated to reflect the cumulative effect of change in accounting principle. The effect of this change in accounting principle for the year ended December 31, 2002 resulted in an increase in accumulated deficit and a decrease in net income of $6.8 million, to a net loss of $4.0 million.

INTANGIBLE ASSETS

Intangible assets consist of a purchased dealer list which is being amortized using the straight-line method over a period of 15 years. The carrying value of the intangible assets is reviewed on an ongoing basis. If this review indicates that the intangibles will not be fully recoverable, as determined based on estimated undiscounted cash flows generated by the intangible assets over their remaining lives, their carrying values will be reduced to the recoverable amounts using discounted cash flows. No impairment losses have been recorded for any period presented.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences are expected to reverse.

INCOME RECOGNITION

Interest revenue from precomputed contract receivables, simple interest-bearing contract receivables and revenue from insurance commissions are recognized using the interest method. Loan origination service fees and certain direct costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method.

The portion of the discount arising from purchases of contract receivables which is not considered to be nonrefundable reserve for credit losses (see discussion above) is recorded as unearned discount. Unearned discounts are deferred and accreted to income using the interest method over the contractual life of the related receivables. The Company periodically reassesses the amount of contract purchase discount accreted to interest revenue to reflect changes in delinquency and charge-off experience.

Accrual of interest revenue and accretion of unearned discounts continue until contracts are collected in full, become ninety days contractually delinquent, or are charged-off (see discussion above) consistent with practices generally applied by consumer finance companies.

DEFERRED FINANCING COSTS

External costs incurred to obtain financing are deferred and amortized on the effective interest method over the anticipated term of the borrowing. Deferred financing costs of $2.8 million and $1.9 million at December 31, 2002 and 2001 are included in other assets.

DERIVATIVE INSTRUMENTS

The Company uses derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest-rate volatility. The Company's goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of certain balance-sheet assets and liabilities so that the net-interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest-rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities.

COMPREHENSIVE INCOME

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has no other comprehensive income items for any periods presented.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation plan using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value of the common stock to be received at the measurement date. Under the requirements of SFAS No.

123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

The following table illustrates the effect on net income (loss) and net income
(loss) per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provision of SFAS No. 123, for the years ended December 31 (in thousands, except per share data):

                                                         Years ended December 31
                                                         -----------------------
                                                             2002        2001
                                                          ---------   ---------
Net income (loss) applicable to common stockholders
As reported                                               $ (4,031)   $  5,076
Less total stock-based employee compensation expense
determined under fair value-based method for all awards,
net of related tax effects                                    (193)       (270)
                                                          ---------   ---------
Pro forma                                                 $ (4,224)   $  4,806
                                                          =========   =========
Net income (loss) per share applicable to common stockholders:

As reported
   Basic                                                  $  (0.35)   $   0.44
                                                          =========   =========
   Diluted                                                $  (0.34)   $   0.43
                                                          =========   =========

Pro forma
   Basic                                                  $  (0.37)   $   0.42
                                                          =========   =========
   Diluted                                                $  (0.35)   $   0.40
                                                          =========   =========

EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of common shares outstanding, excluding any dilutive effects of options and convertible securities. Diluted earnings per share is based on the weighted average number of common and common equivalent shares, including dilutive stock options and convertible securities outstanding during the year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

In its normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly or on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying contracts receivable.

The determination of the allowance for loan losses is particularly susceptible to significant changes in the economic, environment and market conditions. Management believes that, as of December 31, 2002, the allowance for loan losses and non-refundable reserves are adequate based on information currently available. A worsening or protracted economic decline would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. Most states where the Company operates limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of the contracts that the Company purchases and define the Company's rights to repossess and sell collateral. An adverse change in those laws or regulations could have a material adverse effect on the Company's profitability by, among other things, limiting the states in which the Company may operate or the interest rate that may be charged on installment contracts or restricting the Company's ability to realize the value of any collateral securing contracts. The Company is not aware of any materially adverse legislation currently pending in any jurisdiction where it currently transacts business. In June 2001, The Finance Company completed a $75 million warehouse facility for the interim financing of motor vehicle retail installment contracts. The facility has an expiration date of January 1, 2004 with an option to extend one year. The transaction was completed with Westside Funding Corporation, a special purpose funding vehicle administered by Westdeutsche Landesbank Girozentrale, New York Branch (WestLB). WestLB will assist TFC as placement agent for structuring Securitization Transactions from the related collateral in the warehouse facility. In July 2002, TFC renegotiated the warehouse facility. Under the amended facility, the line changed from $75 million to $40 million and is set to expire July 1, 2003.

In December 2000, GECC announced that it would no longer participate in the business of financing automobiles or automobile finance companies and renewed the amended revolving line of credit through March 2001. In March 2001, The Finance Company signed a new agreement with this lender that terminated January 1, 2002. Pursuant to the new agreement, the credit line declined from $130 million to $100 million at the closing of the securitization on April 2, 2001, declined to $75 million on August 1, 2001, and terminated January 1, 2002. On December 3, 2001 the credit line was reduced to $50 million and extended through April 1, 2002. In March 2002, the Company signed a new agreement with this lender that terminated January 2, 2003 and reduced the line of credit from $50 million to $40 million on July 1, 2002. In October 2002, the Company signed an amendment with this lender that terminates on April 1, 2003. On March 31, 2003, GE Capital extended this line until May 31, 2003.

RECLASSIFICATION OF CERTAIN AMOUNTS

Certain balance sheet and income statement amounts for the year ended December 31, 2001 have been reclassified, with no effect on retained earnings, to be consistent with the classifications adopted for the year ended December 31, 2002.

NEW ACCOUNTING STANDARDS

In December 2002, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosures" (SFAS 148) which amends FASB Statement No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods after December 15, 2002.


2.  CONTRACT RECEIVABLES

The following is a summary of contract receivables at December 31:

(IN THOUSANDS)                                           2002             2001
                                                      ---------        ---------
Gross contract receivables                             203,760          249,854
Unamortized loan costs                                     311              369
Less:
  Unearned interest revenue                             38,448           44,628
  Unearned discount                                        585            4,011
  Unearned commissions                                     516              725
  Payments in process                                    4,856            5,312
  Allowance for credit losses                              780              194
  Nonrefundable reserve                                  8,665           12,478
                                                      ---------        ---------
    Net contract receivables                          $150,221         $182,875
                                                      ---------        ---------

The effective rate of interest earned on average net contract receivables assets was 18.31% and 20.15% for the years ended December 31, 2002 and 2001 respectively.

At December 31, 2002, contractual maturities of contract receivables were as follows:

(IN THOUSANDS)
--------------
2003                                        $  89,098
2004                                           61,233
2005                                           35,944
2006                                           14,533
2007                                            2,949
2008                                                3
                                            ----------
    Gross contract receivables              $ 203,760
                                            ==========

It has been the Company's experience that a substantial portion of the portfolio generally is prepaid before contractual maturity dates. The above tabulation, therefore, should not be regarded as a forecast of future cash collections.

Changes in the allowance for credit losses and nonrefundable reserve were as follows:

(IN THOUSANDS)                                          2002              2001
                                                     ---------         ---------

Beginning balance                                    $ 12,672          $ 22,031
  Allocation for credit losses                         21,414            27,462
  Provision for credit losses                             899               756
  Charge-off                                          (32,498)          (43,555)
  Recoveries                                            6,958             5,978
                                                     ---------         ---------
Ending balance                                       $  9,445          $ 12,672
                                                     =========         =========

Included in the allocation for credit losses is $2.7 million and $0.7 million for 2002 and 2001 respectively that was reclassified from unearned discount to non-refundable reserves to absorb charge-offs.


3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

The following is a summary of equipment and leasehold improvements at December
31:

(IN THOUSANDS)                                                 2002        2001
                                                             -------     -------

Leasehold improvements                                       $  355      $  361
Computer equipment and software                               3,475       3,226
Furniture and office equipment                                2,140       2,245
Automobiles                                                     160         143
                                                             -------     -------
    Equipment and leasehold improvements                      6,130       5,975
Less: accumulated depreciation and amortization               4,622       4,124
                                                             -------     -------
    Equipment and leasehold improvements, net                $1,508      $1,851
                                                             =======     =======

Depreciation and amortization of equipment and leasehold improvements for the years ended December 31, 2002 and 2001 was $0.6 million and $0.7 million respectively

4.  GOODWILL AND INTANGIBLE ASSET

The following is a summary of goodwill at December 31:

(IN THOUSANDS)                                              2002          2001
                                                         ---------     ---------

  Goodwill                                               $ 16,265      $ 16,265
  Less: accumulated amortization                          (16,265)       (9,488)
                                                         ---------     ---------
  Goodwill, net                                          $     --      $  6,777
                                                         =========     =========

The following is a summary of the intangible asset at December 31:

(IN THOUSANDS)                                              2002          2001
                                                         ---------     ---------

  Dealer list                                            $  4,172      $  4,172
  Less: accumulated amortization                           (3,493)       (3,245)
                                                         ---------     ---------
  Intangible asset, net                                  $    649      $    927
                                                         =========     =========


5. PLEDGED ASSETS AND DEBT

Debt outstanding at December 31 consisted of the following:

(IN THOUSANDS)                                             2002           2001
                                                        ---------      ---------

Revolving lines of credit                               $ 19,386       $ 97,143
Automobile receivables-backed notes                       96,780         55,056
Subordinated notes (A)                                     9,680         12,075
Other term debt                                               75            302
                                                        ---------      ---------
      Total debt                                        $125,921       $164,576
                                                        =========      =========

(a) THE SUBORDINATED NON-CONVERTIBLE NOTES ARE NET OF UNAMORTIZED DISCOUNT TOTALING $0 AND $5 THOUSAND AT DECEMBER 31, 2002 AND 2001, RESPECTIVELY.

Debt maturity schedule at December 31, 2002:

(IN THOUSANDS)                        2003        2004        2005       Total
                                   ---------   ---------   ---------   ---------

Revolving lines of credit (c)      $ 19,386    $     --    $     --    $ 19,386
5.853% ARB Notes (b)                 12,640          --          --      12,640
4.23% ARB Notes (b)                  20,452      10,529       2,266      33,247
2.95% ARB Notes (b)                  27,366      14,370       9,157      50,893
Senior subordinated notes             2,000       2,000       1,000       5,000
Subordinated notes                    2,265         520         145       2,930
Debenture                                --       1,750          --       1,750
Other term debt                          75          --          --          75
                  Total            $ 84,184    $ 29,169    $ 12,568    $125,921
                                   ---------   ---------   ---------   ---------

(b) Maturities are based on a cash flow analysis that incorporates various assumptions tied to the performance of the contracts that collateralize these notes. Variation from these assumptions could significantly impact the above tabulation.

(c) See note 1 in the financial statements for further discussion.


REVOLVING LINES OF CREDIT  (SEE NOTE 17)

Pursuant to the amended revolving line of credit agreement dated January 1, 1999, the Company's primary lender agreed to provide a credit line of $130 million through January 1, 2001. The agreement was extended through January 1, 2002. The credit line available under the extension: (i) declined to $100 million as of April 2, 2001; (ii) declined to $75 million on August 1, 2001; and
(iii) terminated January 1, 2002. In December 2001, the facility was further extended through April 1, 2002 with an available credit line of $50 million. In March 2002, the Company signed a new agreement with this lender that terminated January 2, 2003. The credit line available under the new agreement declined from $50 million to $40 million on July 1, 2002. In October 2002, the Company signed an extension through April 1, 2003. The revolving line of credit is secured by all assets of TFC and is guaranteed by TFCE. On a daily basis, the Company remits all cash receipts relating to those receivables to the lender. These daily cash receipts are first applied to accrued interest on the revolving line of credit and the remainder to principal. Borrowings under the revolving line of credit, totaled $13.3 million and $29.0 million at December 31, 2002 and 2001, respectively. The advance rate used to determine availability on this line is limited to a percentage of eligible collateral as specified in this amended agreement. Unused availability under this facility totaled $9.3 million and $0.8 million at December 31, 2002 and 2001, respectively, based on collateral in existence at that time. The 1997 amended agreement along with the December 1996 amended agreement granted the lender warrants to purchase a cumulative total of approximately 1.1 million shares of the Company's common stock at $1 per share over a 5-year period. The expiration of the warrants was subsequently amended to 120 days after the termination of the agreement. The issuance of these warrants was recorded as additional paid-in capital and as a discount to the line of credit. The amount, $0.5 million in 1997 and $0.4 million in 1996 was amortized into interest expense over the term of the 1997 amended agreement.

Interest on the revolving line of credit accrues at a floating rate equivalent to one-month LIBOR plus a borrowing spread and line fees of $0.7 million for 2002 and $0.3 million for 2001.

The borrowing spread on the Company's primary revolving line of credit was as follows for the years ended December 31, 2002 and 2001:

                                                             Borrowing Spread
         January 1, 2001 to July 31, 2001                         3.50
         August 1, 2001 to June 30, 2002                          4.00
         July 1, 2002 to December 31, 2002                        4.50

The average outstanding balance on the revolving line of credit totaled $27.4 million and $65.2 million respectively, in 2002 and 2001. The average interest rate paid on the revolving line of credit was 6.06% in 2002 and 7.98% in 2001. At December 31, 2002 and 2001 respectively, one-month LIBOR was 1.44% and 2.13% and the total interest rate was 5.94% and 6.13%.

Another line of credit with another lender is secured by certain receivables of PCA and is guaranteed by TFCE. This $6 million facility was established in December 1999 and renews annually in February. Borrowings outstanding under this facility totaled $0.2 million and $0.9 million at December 31, 2002 and 2001, respectively. Interest on the revolving line of credit accrues at a floating rate equivalent to prime on the first day of the month plus 3.25%. There was no unused availability under this facility in 2002 or 2001. The average outstanding balance on the PCA revolving line of credit totaled $0.5 million and $1.7 million with an average interest rate of 8.25% and 10.31% at December 31, 2002 and 2001 respectively. At December 31, 2002 and 2001 the total interest rate was 8.25%.

WAREHOUSE FACILITY (SEE NOTE 17)

In June 2001, The Finance Company completed a $75 million warehouse facility for the interim financing of motor vehicle retail installment contracts. The facility had an expiration date of January 1, 2004 with an option to extend one year. The transaction was completed with Westside Funding Corporation, a special purpose funding vehicle administered by Westdeutsche Landesbank Girozentrale, New York Branch (WestLB). WestLB will assist the Company as placement agent for structuring Securitization Transactions from the related collateral in the warehouse facility. In July 2002, The Finance Company renegotiated the warehouse facility. Under the amended facility the line changed from $75 million to $40 million and is set to expire July 1, 2003.

Borrowings under the revolving line of credit totaled $5.9 million and $67.3 million at December 31, 2002 and 2001 respectively. The advance rate used to determine availability on this line is limited to a percentage of eligible collateral as specified in the agreement. There was no unused availability under this facility at December 31, 2002.

Interest on the revolving line of credit accrues at a floating rate equivalent to one-month LIBOR plus borrowing spread of 2.50%. The agreement utilizes monthly interest-rate swaps to convert its variable-rate debt to a fixed-rate debt. At December 31, 2002 the notional amount of the swap was approximately $5.5 million and the warehouse facility approximated fair value.

The average outstanding balance on the revolving line of credit totaled $28.8 million and $30.1 million in 2002 and 2001, respectively. The average interest rate paid on the revolving line of credit was 4.11% in 2002 and 5.53% in 2001. At December 31, 2002 and 2001, one-month LIBOR was 1.44% and 1.91% and the total interest rate was 3.94% and 4.41%.

AUTOMOBILE RECEIVABLES-BACKED NOTES

On October 9, 2002, TFC completed a debt financing consisting of $62.6 million of Automobile Receivables-Backed Notes, Series 2002-2. The notes were sold in a private placement to a qualified institutional buyer. The notes were issued through TFC's wholly-owned, bankruptcy remote, receivables subsidiary, TFC Receivables Corporation VI ("TRC VI"), and are rated "AA" by Standard & Poor's Ratings Services. The notes are collateralized by the assets of TRC VI. Principal and interest payments under the notes are guaranteed pursuant to a financial guaranty insurance policy issued by Asset Guaranty Insurance Company.

Principal and interest payments on the notes are made monthly based on cash collections relating to the collateral pool of contract receivables. At the time of issuance, the notes had an expected average life of 1.20 years and a final maturity of March 2008. Subject to certain conditions, the notes may be redeemed in whole, but not in part, when the outstanding principal balance of the notes is equal to or less than $9.4 million. As of December 31, 2002 the outstanding principal balance on the notes was $50.9 million.

On March 19, 2002 TFC completed a debt financing consisting of $64.6 million of Automobile Receivables-Backed Notes, Series 2002-1. The notes were sold in a private placement to a qualified institutional buyer. The notes were issued through TFC's wholly-owned, bankruptcy remote, receivables subsidiary, TFC Receivables Corporation V ("TRC V"), and are rated "AA" by Standard & Poor's Ratings Services. The notes are collateralized by the assets of TRC V. Principal and interest payments under the notes are guaranteed pursuant to a financial guaranty insurance policy issued by Asset Guaranty Insurance Company.

Principal and interest payments on the notes are made monthly based on cash collections relating to the collateral pool of contract receivables. At the time of issuance, the notes had an expected average life of 1.08 years and a final maturity of August 2007. Subject to certain conditions, the notes may be redeemed in whole, but not in part, when the outstanding principal balance of the notes is equal to or less than $9.7 million. As of December 31, 2002 the outstanding principal balance on the notes was $33.2 million.

On April 2, 2001, TFC completed a debt financing consisting of $60.2 million of Automobile Receivables-Backed Notes, Series 2001-1. The notes were sold in a private placement to a qualified institutional buyer. The notes were issued through TFC's wholly-owned, bankruptcy remote, receivables subsidiary, TFC Receivables Corporation IV ("TRC IV"), and are rated "AA" by Standard & Poor's Ratings Services. The notes are collateralized by the assets of TRC IV. Principal and interest payments under the notes are guaranteed pursuant to a financial guaranty insurance policy issued by Asset Guaranty Insurance Company.

Principal and interest payments on the notes are made monthly based on cash collections relating to the collateral pool of contract receivables. At the time of issuance, the notes had an expected average life of 1.3 years and a final maturity of April 2007. Subject to certain conditions, the notes may be redeemed in whole, but not in part, when the outstanding principal balance of the notes is equal to or less than $9.0 million. As of December 31, 2002 and 2001 the outstanding principal balance on the notes was $12.6 million and $34.5 million, respectively.

On September 26, 2000, TFC completed a debt financing consisting of $81.0 million of Automobile Receivables-Backed Notes, Series 2000-1. The notes were sold in a private placement to a qualified institutional buyer. The notes were issued through TFC's wholly-owned, bankruptcy remote, receivables subsidiary, TFC Receivables Corporation III ("TRC III"), and are rated "AAA" by Standard & Poor's Ratings Services and Moody's Investors Service. The notes are collateralized by the assets of TRC III. Principal and interest payments under the notes are guaranteed pursuant to a financial guaranty insurance policy issued by Financial Security Assurance Inc.

Principal and interest payments on the notes are made monthly based on cash collections relating to the collateral pool of contract receivables. At the time of issuance, the notes had an expected average life of 1.1 years and a final maturity of March 2005. Subject to certain conditions, the notes may be redeemed in whole, but not in part, when the outstanding principal balance of the notes is equal to or less than $12.2 million. The notes were redeemed in June 2002. The principal balance of the notes was $20.6 million at December 31, 2001.

On December 3, 1999, TFC completed a debt financing consisting of $65.2 million of Automobile Receivables-Backed Notes, Series 1999-A. The notes were sold in a private placement to qualified institutional buyers. The notes were issued through TFC's wholly-owned, bankruptcy remote, receivables subsidiary, TFC Receivables Corporation 2 ("TRC2"), and are rated "AA" by Standard & Poor's Ratings Services. The notes are collateralized by the assets of TRC2. Principal and interest payments under the notes are guaranteed pursuant to a financial guaranty insurance policy issued by Asset Guaranty Insurance Company.

Principal and interest payments on the notes are made monthly based on cash collections relating to the collateral pool of contract receivables. At the time of issuance, the notes had an expected average life of 1.2 years and a final maturity of April 2004. Subject to certain conditions, the notes may be redeemed in whole, but not in part, when the outstanding principal balance of the notes is equal to or less than $9.8 million. The notes were redeemed in September 2001.

The terms of the various agreements supporting the issuance of the Automobile Receivables-Backed Notes require TRC2, TRC III, TRC IV, TRC V and TRC VI to operate within certain delinquency and credit loss parameters with respect to the collateral pool and requires TFC to maintain a minimum net worth. As of December 31, 2002, TRC2, TRC III, TRC IV, TRC V and TRC VI were in compliance with the provisions of the agreements. TFC is responsible for the administration and collection of TRC2's, TRC III's, TRC IV's, TRC V's and TRC VI's receivables.

SUBORDINATED DEBT

10.48% Subordinated Notes, due 2002
     In June 1995, the Company issued $10.0 million of unsecured subordinated notes due. The interest rate is 10.48% and is payable semi-annually. The notes may be prepaid subject to a prepayment penalty. Principal payments of $2 million were due annually with the final payment made in June 2002. The principal balance as of December 31, 2001 was $2 million.

13.25% Subordinated Notes, due 2005
     In August 2000, the Company issued $5.0 million of unsecured subordinated notes. The interest rate is 13.25% and interest is payable monthly. The notes may be prepaid subject to a prepayment penalty. Principal payments of $0.1 million are due monthly beginning June 2002 with the final payment due June 2005. In December 2001, based on the prepayment penalty, the Company was required to start making the monthly principal payments. Therefore, the final payment will be November 2004. In March 2002, the Company amended the agreement and principal payments of $0.2 million are due monthly beginning January 2003 with the final payment due June 2005. The principal balance as of December 31, 2002 and 2001 was $5.0 million and $4.9 million, respectively.

15% Subordinated Notes, due 2002-2005
     From July 1998 to December 2002, the Company issued $2.3 million of unsecured subordinated debt due three years from origination. These notes were offered pursuant to a private placement to a limited number of prospective investors, including but not limited to, the Board of Directors, officers and certain existing shareholders of the Company. The unsecured notes bear interest at 15% per year. Members of the Board of Directors, Executive Officers, and certain relatives have purchased $0.9 million of these notes. The principal balance as of December 31, 2002 and 2001 was $1.0 million and $2.2 million, respectively.

12% Subordinated Notes, due 2003
     From July 2000 to December 2002, the Company issued $1.7 million of unsecured subordinated debt due six months from origination. These notes were offered pursuant to a private placement to a limited number of prospective investors, including but not limited to, the Board of Directors, officers and certain existing shareholders of the Company. The unsecured notes bear interest at 12% per year. Members of the Board of Directors and Executive Officers have purchased $1.7 million of these notes. The principal balance as of December 31, 2002 and 2001 was $1.6 million and $1.0 million, respectively.

10% Demand Notes
     Interest payable on the 15% and 12% demand notes can be rolled into a 10% demand note. The principal balance as of December 31, 2002 and 2001 was $0.3 million and $0.2 million, respectively.

Subordinated Note, due 2004
     The Company issued $0.7 million in December 2000 and $1.0 million in January 2001 unsecured subordinated debt to an affiliate of an U.S. based insurance company that is a major provider of credit insurance products to the industry. The debt matures in January 2004 with interest adjusted quarterly and payable quarterly at 1% over prime. The weighted-average interest rate was 8.00% and 8.50% for 2002 and 2001 respectively. The principal balance as of December 31, 2002 and 2001 was $1.8 million, respectively.

The revolving lines of credit agreements and the Senior Subordinated Note agreements provide for certain covenants and restrictions regarding, among other things, minimum net worth and interest coverage, maximum debt to equity ratio, maximum delinquency and charge-off and minimum reserve requirements.

DIVIDEND RESTRICTIONS

The Company did not declare dividends on its common stock during the years ended December 31, 2002 and 2001, nor does it anticipate paying cash dividends in the foreseeable future. If and when the Company decides to declare cash dividends, the amount would be limited by certain provisions of the Company's various credit agreements. Additionally, the various credit agreements provide restrictions on TFC's and its subsidiaries ability to transfer funds to TFCE in the form of dividends.

6.  INCOME TAXES

Significant components of deferred tax assets and liabilities were as follows as of December 31:

(IN THOUSANDS)                                               2002         2001
                                                          ---------    ---------
DEFERRED TAX ASSETS:
Excess of book nonrefundable reserve over tax             $  5,156     $  6,564
Temporary difference relating to employee benefits              84           90
Contingent interest                                            129          228
Other                                                          196          275
                                                          ---------    ---------
Total deferred tax assets                                    5,565        7,157
                                                          ---------    ---------

DEFERRED TAX LIABILITIES:
Recognition of unearned discount income for book
  purposes in advance of tax recognition                    10,207       12,289
Temporary differences relating to intangible assets            246          352
Excess of tax over book depreciation                           104          147
                                                          ---------    ---------
Total deferred tax liabilities                              10,557       12,788
                                                          ---------    ---------


NET DEFERRED TAX LIABILITIES                              $ (4,992)    $ (5,631)
                                                          =========    =========


The following is a summary of the income tax provision for the years ended December 31:

(IN THOUSANDS)                                           2002            2001
                                                       --------        --------
Current provision:
  Federal                                              $ 2,095         $ 1,301
  State                                                    386             282
                                                       --------        --------
                                                         2,481           1,583
                                                       --------        --------
Deferred provision (credit):
  Federal                                                 (512)          1,553
  State                                                   (127)            291
                                                       --------        --------
                                                          (639)          1,844
                                                       --------        --------

Total                                                  $ 1,842         $ 3,427
                                                       ========        ========

The differences between income taxes computed at the statutory Federal rate and actual amounts were as follows for the years ended December 31:

(IN THOUSANDS)                                              2002          2001
                                                          -------       -------

Computed at statutory Federal rate                        $1,604        $2,728
State taxes, net of Federal tax benefit
                                                             216           390
Amortization of intangible assets
                                                               9           280
Other items                                                   13            29
                                                          -------       -------
Computed at effective rate                                $1,842        $3,427
                                                          =======       =======

In 1993, contingent interest on the Company's convertible notes was considered deductible for Federal income tax purposes but was treated as non-deductible for income tax expense on the Company's financial statements. The Company is continuing to challenge the IRS regarding the deductibility of the contingent interest. To the extent that the contingent interest on convertible notes is ultimately determined to be deductible for Federal income tax purposes, the benefit, which totals $1.7 million, will be recognized in the period that the determination is made.


7.  EMPLOYEE BENEFIT PLAN

The Company has a defined contribution savings plan covering all permanent employees working 20 or more hours per week and with more than one year of service. Under the terms of the plan, the Company matches 50% of employees' contributions up to 10% of each employee's earnings as defined. In addition, employees have the option of contributing additional amounts. The Company's plan expense for 2002 and 2001 was $0.2 million.


8. STOCK PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Company has an Employee Stock Purchase Plan (the "Stock Purchase Plan"), which allows for employees to purchase common stock to be granted to employees, including eligible officers, of the Company. A total of 530,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan.

The Company periodically grants options to certain eligible employees under this plan. These stock options are fully vested at the date of grant. Approximately, 6,100 options and 15,000 options were exercised in 2002 and 2001, respectively. As of December 31, 2002, there are no outstanding unexercised options.

Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company and has more than 6 months of service is eligible to participate in the Stock Purchase Plan. No employee is permitted to purchase shares under the Stock Purchase Plan if such employee owns 5% or more of the total outstanding shares of the Company. In addition, no employee is entitled to purchase more than $25,000 of common stock (based upon the fair market value of the shares of common stock at the time the option is granted) in any calendar year. The price at which shares of common stock are sold under the Stock Purchase Plan is the lower of 85% of the fair market value on the date of grant or the purchase date of such shares.

LONG-TERM INCENTIVE PLAN

The Company has established the 1995 Long-Term Incentive Plan ("Incentive Plan"), which provides incentive stock options, non-qualified stock options and restricted stock for certain executives of the Company. The options generally vest over a period of five years. A total of 1.5 million shares of common stock have been reserved for issuance under the Incentive Plan. On June 1, 1998, 104,679 options granted in 1995 were canceled and reissued at an exercise price equal to the then fair market value of the Company's common stock of $2.94 with vesting beginning January 1, 1999 over five years. The remaining options granted in 1995 at an exercise price of $11.50 expired on December 31, 1999. On June 1, 1998, 483,750 options were granted to certain employees at an exercise price equal to the then fair market value of the Company's common stock of $2.94, with vesting beginning January 1, 1999 over five years. Approximately, 10,000 and 70,000 options were exercised in 2002 and 2001, respectively. All outstanding options generally expire five years from the vesting date.

As disclosed on Note 1, pro forma information regarding net income and earnings per share is required by FAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of FAS No.
123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 2.3% to 6%; price volatility of 64% to 70%; no dividends during the expected life and a weighted-average expected life of the options of 5.0 years.

A summary of the activity for the Company's stock options with exercise prices equal to the grant-date market value for the two years ended December 31 was as follows:

                                                        2002                      2001
                                           ------------------------- --------------------------
                                            Shares        Weighted    Shares        Weighted
                                            under         Average     under          Average
                                            Option        Exercise    Option        Exercise
                                            (In 000s)      Price      (In 000s)       Price
                                           ----------- ------------- ----------- --------------
Outstanding at beginning of year                1,013         $2.58       1,204          $2.74
Granted                                            15          1.58          18           1.74
Exercised                                         (10)         1.25         (70)           .96
Forfeited and expired                            (161)         2.89        (139)          2.42
                                           -----------               -----------
OUTSTANDING AT END OF YEAR                        857         $2.52       1,013          $2.58
                                           ===========               ===========

EXERCISABLE AT END OF YEAR                        627         $2.29         614          $2.27
                                           ===========               ===========
Weighted-average fair value of
  options granted during the year                             $0.94                      $1.07

For stock options outstanding at December 31, 2002, the range of exercise prices were $1.25 to $3.13 and the weighted-average remaining contractual life was 5 years.


9.       EARNINGS PER SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                               2002         2001
                                                                    ---------    ---------
Numerator:
Net income from continuing operations                               $  2,872     $  4,597
Income (loss) from discontinued operations, net of taxes                (126)         479
Cumulative effect of change in accounting principle                   (6,777)          --
                                                                    ---------    ---------
Net income (loss)                                                   $ (4,031)    $  5,076
                                                                    =========    =========
Denominator for basic earnings per share-weighted-average shares      11,540       11,463
Effect of dilutive securities:
Employee stock options                                                    23           62
Warrants                                                                 411          411
                                                                    ---------    ---------
Dilutive potential common shares                                         434          473
                                                                    ---------    ---------
Denominator for diluted earnings per share                            11,974       11,936
                                                                    =========    =========
Net income per common share from continuing operations
Basic earnings per share                                            $   0.25     $   0.40
                                                                    =========    =========
Diluted earnings per share                                          $   0.24     $   0.39
                                                                    =========    =========
Discontinued operations per common share
Basic earnings per share                                            $  (0.01)    $   0.04
                                                                    =========    =========
Diluted earnings per share                                          $  (0.01)    $   0.04
                                                                    =========    =========
Cumulative effect of change in accounting principle
Basic earnings per share                                            $  (0.59)    $     --
                                                                    =========    =========
Diluted earnings per share                                          $  (0.57)    $     --
                                                                    =========    =========
Net income (loss) per common share
Basic earnings per share                                            $  (0.35)    $   0.44
                                                                    =========    =========
Diluted earnings per share                                          $  (0.34)    $   0.43
                                                                    =========    =========


10.  DISCONTINUED OPERATIONS

The disposition of the consumer finance segment represents discontinued operations under Statement of Financial Accounting Standards Number 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of First Community Finance have been segregated in the Consolidated Balance Sheets, Consolidated Statements of Income, and Consolidated Statements of Cash Flows.

In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" (SFAS 144) which the Company adopted on January 1, 2002, net income and gain/loss on disposition of FCF are reflected in the consolidated statements of income and cash flows as discontinued operations . In accordance with SFAS 144, the 2001 financial statements have been restated to classify the operations of FCF as discontinued operations.

The following summarizes the results of discontinued operations:

(in thousands)                                                 2002       2001
                                                            ---------  ---------

Consumer finance receivables                                $  1,415   $ 28,616
                                                            =========  =========

Interest and other finance revenue on contract receivables     5,317      6,322
                                                            =========  =========

Pretax income from operations                                     70        714

Income tax expense                                               (28)      (235)

Loss on sale of assets (net of income tax benefit of $103)      (168)        --
                                                            ---------  ---------

Income from discontinued operations                         $   (126)  $    479
                                                            ---------  ---------

First Community Finance

On October 1, 2002, the Board of Directors authorized the Company, as the sole shareholder of First Community Finance, to sell substantially all the assets of First Community Finance. On November 4, 2002, the Company sold the majority of its consumer finance receivables to an unrelated third party, "buyer", for approximately $21 million. Pursuant to the terms of the transaction, the buyer offered employment to the majority of First Community Finance's employees and assumed all of the leases relating to the branch locations. Total net proceeds were paid on the closing date in cash.

Pursuant to the terms of the transaction, the Company has retained approximately $3.8 million in consumer finance receivables. The Company has stopped originating loans through First Community Finance and is currently attempting to collect the remaining receivables.


11.  COMMITMENTS

The Company conducts its business in leased facilities with original terms of one to eleven years with renewal options for additional periods. These leases are classified as operating leases. Certain equipment, including automobiles, are leased for original terms of one to five years and are classified as operating leases. Options to purchase are also included in certain equipment lease agreements. Rent expense for the years ended December 31, 2002 and 2001 was approximately $0.8 million.

Future minimum annual lease payments for property and equipment under lease at December 31, 2002 were as follows:

(IN THOUSANDS)
--------------
2003                                                          654
2004                                                          513
2005                                                          494
2006                                                          203
                                                          --------
  Total                                                   $ 1,864
                                                          ========

The Company is party to several legal actions which are ordinary, routine litigation incidental to its business. The Company believes that none of those actions, either individually or in the aggregate, will have a material adverse effect on the results of operations or financial position of the Company.


12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISKS

In its normal course of business, the Company engages in consumer lending activities with a significant number of consumers (obligors) throughout the United States. The maximum risk of accounting loss from these on- balance-sheet financial instruments with these counterparties, assuming all collateral is deemed worthless, is represented by their respective balance sheet amounts.

At December 31, 2002 approximately 66% of the Company's contract receivables portfolio is related to obligors who bought vehicles from dealers in California (22%), Texas (20%), Virginia (15%), and Georgia (9%). Although the Company's contract receivables portfolio includes consumers living throughout the United States, a substantial portion of the obligors' ability to honor their obligations to the Company may be dependent on economic conditions in these states.


13.      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (FAS No. 107) requires the disclosure of the estimated fair value of on- and off-balance-sheet financial instruments.

Fair value estimates are made at a point in time based on judgments regarding current economic conditions, interest rate risk characteristics, loss experience and other relevant market data and information about the financial instrument. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the estimated fair value may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

Fair value estimates exclude all non-financial assets and liabilities including property and equipment, goodwill and other intangibles, prepaid assets, accrued liabilities, taxes payable and refundable dealer reserves. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments at December 31, 2002 and 2001:

SHORT-TERM FINANCIAL INSTRUMENTS

The carrying amounts reported on the Company's balance sheet generally approximate fair value for financial instruments that mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for cash and cash equivalents, restricted cash and certain other assets and liabilities. Financial instruments included in other assets and liabilities primarily include trade accounts receivable and payable.

CONTRACT RECEIVABLES
The estimated fair value of contract receivables was calculated using market rates of return required for a bulk purchase of contract receivables with similar credit and interest rate characteristics. The estimated fair value of contract receivables that did not meet the criteria for a bulk purchase, generally contracts that were more than 30 days past due, was calculated based upon the liquidation value of the collateral.

REVOLVING LINES OF CREDIT, AUTOMOBILE-RECEIVABLES NOTES, SUBORDINATED NOTES AND OTHER TERM DEBT

The estimated fair values for the revolving lines of credit, automobile receivables backed notes, subordinated notes, and other term debt were based on indicative market prices for debt with similar terms and remaining maturities currently available to companies with similar credit ratings.

The estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 were as follows (IN THOUSANDS):

                                                 2002                        2001
                                                 ----                        ----
                                         Carrying     Estimated      Carrying      Estimated
                                          Amount      Fair Value      Amount       Fair Value
Financial assets:
Cash and cash equivalents                $    285      $    285      $    414      $    414
Restricted cash                            22,441        22,441        23,176        23,176
Net contract receivables                  150,221       130,053       182,875       158,399
Other assets                                  769           769           429           429

Financial liabilities:
Revolving lines of credit                $ 19,386      $ 19,386      $ 97,143      $ 97,143
Automobile receivables-backed notes        96,780        96,780        55,056        55,056
Subordinated notes                          9,680         8,406        12,075        10,017
Other term debt                                75            75           302           302
Other liabilities                             694           694         1,340         1,340


14.  SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance.

Due to the sale of substantially all the assets of First Community Finance, the Company redefined its segments. Previously, the Company operated with two business segments. Through TFC, the auto finance segment, the Company is engaged in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers involved in the sale of used automobiles, vans, light trucks, and new and used motorcycles (collectively "vehicles") throughout the United States. This segment consists of two business units (i) point-of-sale which contracts are acquired on an individual basis from dealers after the Company has reviewed and approved the purchasers credit application and (ii) bulk which contracts were acquired through the purchase of dealer portfolios. Through FCF, the consumer finance segment, the Company was involved in the direct origination and servicing of small consumer loans through a branch network in Virginia and North Carolina. The Company's operations are now classified into one segment.

15. BANKRUPTCY REMOTE SUBSIDIARIES

TFC Receivables Corporation 2, III, IV, V and VI are wholly-owned bankruptcy remote subsidiaries of TFC that were formed to facilitate certain asset-backed financing transactions requiring bankruptcy remote structure. Bankruptcy remote refers to a legal structure in which it is expected that the applicable entity would not be included in any bankruptcy filing by its parent or affiliates. These subsidiaries have issued $333.6 million of automobile receivables-backed notes of which $96.8 is outstanding at December 31, 2002. Proceeds from the issuances were used to purchase certain assets from the Company, which collateralize the notes. At December 31, 2002, these subsidiaries had total assets of $152.4 million, of which $127.8 million represented net contract receivables, $22.4 million represented restricted cash and $2.6 million represented other assets which primarily included deferred charges. All of the assets of these subsidiaries have been pledged as collateral on the automobile receivables-backed notes. None of the assets of these subsidiaries are available to pay other creditors of the Company or its affiliates. The automobile receivables-backed notes are further discussed in Note 5 of the Notes to Consolidated Financial Statements.

In June 2001, TFC completed a $75 million warehouse facility for the interim financing of motor vehicle retail installment contracts. The facility has an expiration date of January 1, 2004 with an option to extend one year. The transaction was completed with Westside Funding Corporation, a special purpose funding vehicle administered by Westdeutsche Landesbank Girozentrale, New York Branch (WestLB). WestLB will assist TFC as placement agent for structuring Securitization Transactions from the related collateral in the warehouse facility. TFC Warehouse Corporation I is the wholly-owned bankruptcy remote subsidiary of TFC that was formed to facilitate the asset-backed financing transactions requiring bankruptcy remote structure. In July 2002, TFC renegotiated the warehouse facility. Under the amended facility the line changed from $75 million to $40 million and is set to expire July 1, 2003. The transaction is further discussed in Note 5 of the Notes to Consolidated Financial Statements.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Per Note 10, the Company disposed of the consumer finance segment. The following table discloses selected quarterly financial data as previously filed with the Securities Exchange Commission before restating for discontinued operations:

                                                      2002                                             2001
(dollars in thousands, except        Dec.       Sept.       June       March         Dec.        Sept.       June       March
   per share amounts)                 31         30          30          31           31          30          30          31
                                  ---------------------------------------------------------------------------------------------
Statements of operations:
Net interest revenue              $ 5,583     $ 6,251     $ 6,378     $ 6,899      $ 7,143     $ 8,045     $ 8,447     $ 8,725
Provision for credit losses           843         582         611         568        1,033         332         324         198
                                                                                                                            (1)
Other revenue                          58         322         360         436          393         493         571         486
Operating expense                   4,702       4,510       4,935       5,069        5,570       5,483       5,849       6,776
                                  ---------------------------------------------------------------------------------------------
Net income before cumulative
effect of change in
accounting principle              $    53     $   910     $   743     $ 1,040      $   493     $ 1,604     $ 1,679     $ 1,300
                                  =============================================================================================
Cumulative effect of change
in accounting principle                --          --          --      (6,777)          --          --          --          --
Net (loss) income                 $    53     $   910     $   743     $(5,737)     $   493     $ 1,604     $ 1,679     $ 1,300
                                  =============================================================================================

Net income per basic common
share income before               $  0.00     $  0.08     $  0.06     $  0.09      $  0.04     $  0.14     $  0.15     $  0.11
cumulative effect of change
in accounting principle (2)
                                  =============================================================================================
Net income per diluted common
share income before               $  0.00     $  0.08     $  0.06     $  0.09      $  0.04     $  0.13     $  0.14     $  0.11
cumulative effect of change
in accounting principle (2)
                                  =============================================================================================
Cumulative effect of change
in accounting principle  per
basic common share(2)                  --          --          --     ($ 0.59)          --          --          --          --
                                  =============================================================================================
Cumulative effect of change
in accounting principle  per
diluted common share(2)                --          --          --     ($ 0.57)          --          --          --          --
                                  =============================================================================================
Net (loss) income per basic
common share (2)                  $  0.00     $  0.08     $  0.06     ($ 0.50)     $  0.04     $  0.14     $  0.15     $  0.11
                                  =============================================================================================
Net (loss) income per diluted
common share (2)                  $  0.00     $  0.08     $  0.06     ($ 0.48)     $  0.04     $  0.13     $  0.14     $  0.11
                                  =============================================================================================

(1) In the fourth quarter of 2001, a $0.6 million provision was recorded for PC Acceptance.com to cover the remaining expected losses.

(2) There may be a discrepancy in YTD net income per share due to rounding.

The following table restates the selected quarterly financial data disclosing the consumer finance segment as discontinued operations:

                                                        2002                                              2001
(dollars in thousands, except         Dec.        Sept.        June       March         Dec.        Sept.       June       March
   per share amounts)                  31           30          30          31           31          30          30          31
                                    ------------------------------------------------------------------------------------------------
Statements of operations:
Net interest revenue                $ 4,968      $ 4,957     $ 5,091     $ 5,631      $ 5,828     $ 6,783     $ 7,285     $   7,673
Provision for credit losses (1)         615          107         132          45          634          39          44            39
Other revenue                           288          227         276         319          285         374         458           375
Operating expense                     4,123        3,725       4,066       4,230        4,723       4,651       5,010         5,897
                                    ------------------------------------------------------------------------------------------------
Net income from continuing
operations                          $   313      $   824     $   721     $ 1,014      $   374     $ 1,436     $ 1,573     $   1,214
                                    ================================================================================================

Income (loss) from discontinued
operations, net of taxes
                                       (260)          86          22          26          119         168         106            86
Cumulative effect of change in
accounting principle                     --           --          --      (6,777)          --          --          --            --

Net income (loss)                   $    53      $   910     $   743     $(5,737)     $   493     $ 1,604     $ 1,679     $   1,300
                                    ================================================================================================

Net income per basic common
share income from continuing
operations (2)                      $  0.02      $  0.07     $  0.06     $  0.09      $  0.03     $  0.13     $  0.14     $    0.10
                                    ================================================================================================
Net income per diluted common
share income from continuing
operations (2)                      $  0.02      $  0.07     $  0.06     $  0.09      $  0.03     $  0.12     $  0.13     $    0.10
                                    ================================================================================================
Discontinued operations per
basic common share (2)              $ (0.02)     $  0.01          --          --      $  0.01     $  0.01     $  0.01     $    0.01
                                    ================================================================================================
Discontinued operations per
diluted common share (2)            $ (0.02)     $  0.01          --          --      $  0.01     $  0.01     $  0.01     $    0.01
                                    ================================================================================================
Cumulative effect of change in
accounting principle per basic
common share (2)                         --           --          --     ($ 0.59)          --          --          --            --
                                    ================================================================================================
Cumulative effect of change in
accounting principle per diluted
common share (2)                         --           --          --     ($ 0.57)          --          --          --            --
                                    ================================================================================================
Net income (loss) per basic
common share (2)                    $  0.00      $  0.08     $  0.06     ($ 0.50)     $  0.04     $  0.14     $  0.15     $    0.11
                                    ================================================================================================
Net income (loss) per diluted
common share (2)                    $  0.00      $  0.08     $  0.06     ($ 0.48)     $  0.04     $  0.13     $  0.14     $    0.11
                                    ================================================================================================

(1) In the fourth quarter of 2001, a $0.6 million provision was recorded for PC Acceptance.com to cover the remaining expected losses.

(2) There may be a discrepancy in YTD net income per share due to rounding.

17. GOING CONCERN/SUBSEQUENT EVENT

As discussed in Note 5 to the financial statements, TFC's principal sources of borrowing are (i) a revolving line of credit (the "GE Facility") in the maximum amount of $40 million, guaranteed by the Company, TFC Enterprises, Inc., with General Electric Capital Corporation ("GE Capital") and (ii) a revolving line of credit (the "Westside Facility") in the maximum amount of $40 million, with Westside Funding Corporation, a special purpose funding vehicle administered by WestLB. The GE Facility is scheduled to terminate on April 1, 2003. The Westside Facility is scheduled to expire on July 1, 2003 and requires TFC to have in place a $40 million revolving credit facility at all times. As of the date of this report, TFC has not replaced the GE Facility and has no material prospects available to replace the facility. In no event will TFC be able to replace the GE Facility by April 1, 2003, thus becoming in default of the Westside Facility on April 1, 2003. Because of the uncertainties resulting in the Company not having replaced its credit facilities to comply with the Westside Facility, the Company has received a going concern explanatory paragraph in the audit report of its auditors, which is an additional default provision in the agreement. Accordingly, absent the waivers discussed in the next paragraph, both the GE Facility and the Westside Funding facility would go into default on April 1, 2003. These defaults will cause the Company's three securitization subsidiaries to also go into default under their terms as well.

As mentioned above, GE Capital and Westside Funding have waived certain default under each of these facilities, as have the insurers of the three securitizations, premised on the closing of the recently announced CPS Merger. Should this Merger not close, the Company will be forced to attempt to negotiate additional waivers and extensions with its existing lenders, and attempt to find alternative financing sources and consider the possibility of seeking protection under state and federal bankruptcy laws.

On March 31, 2003 the Company entered into an Agreement and Plan of Merger with Consumer Portfolio Services, Inc. (the "CPS Merger"). On March 31, 2003, the Company signed an agreement with GE to extend the line of credit to May 31, 2003 and agreed to pay GE $166,667 to repurchase all Company warrants held by GE. The relevant parties to the Westside Facility and the three securitizations also waived any defaults under their respective facilities contingent on the closing of the CPS Merger. The Company expects the CPS Merger to be completed on or before May 31, 2003 and plans to continue operations as normal until the closing of the merger. If the merger does not close, the Company will be forced to attempt to find alternative financing sources, presumably after seeking protection under state and federal bankruptcy laws.

                                TFC ENTERPRISES, INC.
                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)

                                                            March 31,     December 31,
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                          2003          2002 (a)
-------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                   $   1,191      $     285
Restricted cash                                                18,220         22,441
Net contract receivables                                      147,097        150,221
Equipment and leasehold improvements, net                       1,393          1,508
Intangible assets, net                                            579            649
Net assets from discontinued operations                         1,823          2,286
Other assets                                                    3,042          4,188
-------------------------------------------------------------------------------------
   Total assets                                             $ 173,345      $ 181,578
=====================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Revolving lines of credit                                   $  29,204      $  19,386
Automobile receivables-backed notes                            80,625         96,780
Subordinated notes and other term debt                          8,806          9,755
Accounts payable and accrued expenses                           1,239          1,767
Income taxes payable and other liabilities                      5,823          6,459
Net liabilities from discontinued operations                       27             57
Refundable dealer reserve                                         256            304
-------------------------------------------------------------------------------------
  Total liabilities                                           125,980        134,508

Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares
authorized; none outstanding                                       --             --
Common stock, $.01 par value, 40,000,000 shares
authorized; 11,551,033 and 11,551,033 shares issued and
outstanding, respectively                                          51             51
     Additional paid-in capital                                56,207         56,207
Accumulated deficit                                            (8,893)        (9,188)
-------------------------------------------------------------------------------------
  Total shareholders' equity                                   47,365         47,070
-------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                $ 173,345      $ 181,578
=====================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
(a) THE 12/31/02 NUMBERS WERE EXTRACTED FROM THE AUDITED FINANCIAL STATEMENTS.

                                            31

                                TFC ENTERPRISES, INC.
                          CONSOLIDATED STATEMENTS OF INCOME
                                     (UNAUDITED)

                                                                 Three months ended
                                                                     March 31,
------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         2003         2002
------------------------------------------------------------------------------------
Interest and other finance revenue                             $ 6,974      $ 9,244
Interest expense                                                 2,876        3,613
------------------------------------------------------------------------------------
   Net interest revenue                                          4,098        5,631
Provision for credit losses                                         59           45
------------------------------------------------------------------------------------
    Net interest revenue after provision for credit losses       4,039        5,586
------------------------------------------------------------------------------------

Other revenue:
Commissions on ancillary products                                  117          189
Other                                                               85          130
------------------------------------------------------------------------------------
    Total other revenue                                            202          319
------------------------------------------------------------------------------------
    Total net interest and other revenue                         4,241        5,905
------------------------------------------------------------------------------------

Operating expense:
Salaries                                                         1,763        2,036
Employee benefits                                                  356          465
Occupancy                                                          148          184
Equipment                                                          307          297
Amortization of intangible assets                                   70           70
Other                                                            1,093        1,178
------------------------------------------------------------------------------------
    Total operating expense                                      3,737        4,230
------------------------------------------------------------------------------------
Income before income taxes                                         504        1,675
Provision for income taxes                                         196          661
------------------------------------------------------------------------------------
    Income from continuing operations                          $   308      $ 1,014
------------------------------------------------------------------------------------
Income (loss) from discontinued operations                         (13)          26
Cumulative effect of change in accounting principle                 --       (6,777)
     Net income (loss)                                         $   295      $(5,737)
====================================================================================

Net income per common share from continuing operations:
    Basic                                                      $  0.03      $  0.09
    Diluted                                                    $  0.03      $  0.09
Discontinued operations:
    Basic                                                      $    --      $    --
    Diluted                                                    $    --      $    --

Cumulative effect of change in accounting principle:
    Basic                                                      $    --      $ (0.59)
    Diluted                                                    $    --      $ (0.57)
Net income (loss) per common share:
    Basic                                                      $  0.03      $ (0.50)
    Diluted                                                    $  0.03      $ (0.48)

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                         32

                              TFC ENTERPRISES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                             Three months ended
                                                                 March 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                             2003            2002
--------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning and end of period                 $     51        $     51
================================================================================

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period                         $ 56,207        $ 56,187
  Stock options exercised                                    --               3
--------------------------------------------------------------------------------
Balance at end of period                               $ 56,207        $ 56,190
================================================================================

ACCUMULATED DEFICIT
Balance at beginning of period                         $ (9,188)       $ (5,157)
  Net income (loss) (a)                                     295          (5,737)
--------------------------------------------------------------------------------
Balance at end of period                               $ (8,893)       $(10,894)
================================================================================

(a) THERE ARE NO ADJUSTMENTS TO NET INCOME TO DETERMINE COMPREHENSIVE INCOME FOR THE PERIODS PRESENTED.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                        TFC ENTERPRISES, INC.
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (UNAUDITED)

                                                                                  Three months ended
                                                                                      March 31,
-----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                    2003         2002
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                             $    295      $ (5,737)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Amortization of intangible assets                                                 70            70
  Cumulative effect of change in accounting principle                               --         6,777
  Depreciation and other amortization                                              166           165
  Provision for credit losses                                                       59            45
  (Benefit from) provision for deferred income taxes                              (715)        1,448
  Changes in operating assets and liabilities:
  Decrease (increase) in other assets                                               57        (1,589)
  (Decrease) increase in accounts payable and accrued expenses                    (528)          243
  Increase (decrease) in income taxes payable and other liabilities                 79        (1,482)
  Amortization of deferred financial costs                                       1,089           705
  Decrease in refundable dealer reserve                                            (48)         (133)
-----------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                      524           512
-----------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net cost of acquiring contract receivables                                     (12,631)      (16,636)
Repayment on contract receivables                                               15,696        20,937
Purchase of equipment and leasehold improvements                                   (51)          (77)
Decrease (increase) in restricted cash                                           4,221        (5,418)
-----------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities                           7,235        (1,194)
-----------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net borrowings (repayments) on revolving lines of credit                         9,818       (51,891)
Net (repayments) borrowings on other debt                                         (949)          132
Borrowings on automobile receivables-backed notes                                   --        64,552
Payments on automobile receivables-backed notes                                (16,155)      (12,729)
Proceeds from stock options exercised                                               --             3
-----------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                          (7,286)           67
-----------------------------------------------------------------------------------------------------
Discontinued operations
Net cash provided by discontinued operations                                       433           454

Increase (decrease) in cash and cash equivalents                                   906          (161)
Cash and cash equivalents at beginning of period                                   285           414
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                    $  1,191      $    253
=====================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                 34

                              TFC ENTERPRISES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                   (UNAUDITED)


                                                            Three months ended
                                                                March 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                               2003         2002
--------------------------------------------------------------------------------
Supplemental Schedule of Noncash Investing Activities
       Restoration of net contract receivables             $16,572      $    --
--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              TFC ENTERPRISES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

TFC Enterprises Inc. ("TFCE") is a holding company with one primary wholly-owned subsidiary, The Finance Company ("TFC"). TFCE has no significant operations of its own. TFC specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers involved in the sale of new and used automobiles, vans, light trucks, and motorcycles (collectively "vehicles") on an individual basis ("point-of-sale" purchase). Based in Norfolk, Virginia, TFC also has six contract production offices throughout the United States in communities with a large concentration of military personnel.

BASIS OF PRESENTATION

The unaudited consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. These financial statements should be read in conjunction with the Company's 2002 Annual Report on Form 10-K. In the opinion of management, all normal recurring adjustments which management of the Company considers necessary for a fair presentation of the financial position and results of operations for the periods are reflected in the financial statements. Operating results for the three months ended March 31, 2003, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003.


2.       CONTRACT RECEIVABLES

The following is a summary of contract receivables at March 31, 2003 and December 31, 2002:

                                                     March 31,        Dec. 31,
(IN THOUSANDS)                                         2003             2002
--------------------------------------------------------------------------------
Gross contract receivables                           $ 209,514        $ 203,760
Unamortized loan costs                                     311              311
Less:
  Unearned interest revenue                             36,546           38,448
  Unearned discount                                        388              585
  Unearned commissions                                     471              516
  Payments in process                                      (5)            4,856
  Allowance for credit losses                              780              780
  Nonrefundable reserve                                 24,548            8,665
--------------------------------------------------------------------------------
    Net contract receivables                         $ 147,097        $ 150,221
================================================================================

                              TFC ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.       CONTRACT RECEIVABLES (CONTINUED)

The static pool reserve methodology is used to analyze and reserve for our credit losses. This methodology allows us to stratify our portfolio into separate and identifiable annual pools. The loss performance of these annual pools is analyzed monthly to determine the adequacy of the reserves. The loss performance to date combined with estimated future losses by pool year establishes the estimated loss for each pool year. Estimates are reviewed regularly and if necessary, will be revised to reflect historical experience if it deviates materially from the estimates.

The Company previously determined certain contract receivables to be uncollectible. Based on events that occurred during the quarter ended March 31, 2003, the Company has determined these contract receivables may, in fact, be collectible. The Company has recorded a restoration of net contract receivables of approximately $16,572,000 and restored the corresponding discounts utilized when the net contract receivables were deemed uncollectible. Although the contract receivables are deemed collectible, they are considered impaired in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES (AN AMENDMENT OF FASB STATEMENT NO. 114). The total discounts restored in relation to the net contract receivables were $16,572,000 at March 31, 2003 and $0 at December 31, 2002. The average recorded investment in impaired loans was $8,286,000 in the first quarter of 2003 and $0 in 2002. No interest income was recognized on the impaired net contract receivables in the first quarter of 2003. The Company is not committed to lend additional funds to debtors whose net contract receivables have been modified.

Changes in the allowance for credit losses and nonrefundable reserve for the three months ended March 31, 2003 and 2002 were as follows:

                                            Three months ended
                                                 March 31,
-----------------------------------------------------------------------
(IN THOUSANDS)                             2003             2002
-----------------------------------------------------------------------

Balance at beginning of period               $  9,445         $ 12,672
  Provision for credit losses                      59               45
  Allocation for credit losses                  3,869            5,938
  Discounts collected attributable
to restoration of net contract
receivables                                    16,572               --
  Charge-offs                                  (6,889)         (10,690)
  Recoveries                                    2,272            1,637
-----------------------------------------------------------------------
 Balance at end of period                    $ 25,328         $  9,602
=======================================================================

                              TFC ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.       COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

Basic and diluted earnings per share for the three months ended March 31, 2003 and 2002 were as follows:

                                                           Three months ended
                                                                March 31,
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     2003         2002
--------------------------------------------------------------------------------
Net income from continuing operations                    $    308      $  1,014
Income (loss) from discontinued operations,
  net of taxes                                                (13)           26
--------------------------------------------------------------------------------
Cumulative effect of change in accounting principle
                                                               --        (6,777)
Net income (loss)                                        $    295      $ (5,737)
--------------------------------------------------------------------------------
Denominator for basic earnings per
  share-weighted-average shares                            11,551        11,536
Effect of dilutive securities:
Employee stock options                                          3             7
--------------------------------------------------------------------------------
Warrants                                                      275           352
--------------------------------------------------------------------------------
Dilutive potential common shares                              278           359
--------------------------------------------------------------------------------
Denominator for diluted earnings per share                 11,829        11,895
================================================================================
Net income per common share from continuing
  operations
Basic earnings per share                                 $   0.03      $   0.09
================================================================================
Diluted earnings per share                               $   0.03      $   0.09
================================================================================
Discontinued operations per common share
Basic earnings per share                                 $     --      $     --
================================================================================
Diluted earnings per share                               $     --      $     --
================================================================================
Cumulative effect of change in accounting principle
Basic earnings per share                                 $     --      $  (0.59)
================================================================================
Diluted earnings per share                               $     --      $  (0.57)
================================================================================
Net income (loss) per common share
Basic earnings per share                                 $   0.03      $  (0.50)
================================================================================
Diluted earnings per share                               $   0.03      $  (0.48)
================================================================================

                              TFC ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4.       SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance.

Due to the sale of substantially all the assets of First Community Finance, the Company redefined its segments. Previously, the Company operated with two business segments. Through TFC, the auto finance segment, the Company is engaged in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers involved in the sale of new and used automobiles, vans, light trucks, and motorcycles (collectively "vehicles") throughout the United States. This segment consists of two business units (i) point-of-sale which contracts are acquired on an individual basis from dealers after the Company has reviewed and approved the purchasers credit application and (ii) bulk which contracts were acquired through the purchase of dealer portfolios. The bulk purchasing was phased out in March 2001. Through FCF, the consumer finance segment, the Company was involved in the direct origination and servicing of small consumer loans through a branch network in Virginia and North Carolina. The Company's operations are now classified into one segment.


5.       DISCONTINUED OPERATIONS

The disposition of the consumer finance segment represents discontinued operations under Statement of Financial Accounting Standards Number 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of First Community Finance have been segregated in the Consolidated Balance Sheets, Consolidated Statements of Income, and Consolidated Statements of Cash Flows.

In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" (SFAS 144) which the Company adopted on January 1, 2002, net income and gain/loss on disposition of FCF are reflected in the consolidated statements of income and cash flows as discontinued operations .


6.        GOING CONCERN/SUBSEQUENT EVENT

TFC's principal sources of borrowing are (i) a revolving line of credit (the "GE Facility") in the maximum amount of $40 million, guaranteed by the Company, TFC Enterprises, Inc., with General Electric Capital Corporation ("GE Capital") and
(ii) a revolving line of credit (the "Westside Facility") in the maximum amount of $40 million, with Westside Funding Corporation, a special purpose funding vehicle administered by WestLB. The GE Facility was scheduled to terminate on April 1, 2003. The Westside Facility is scheduled to expire on July 1, 2003 and requires TFC to have in place a $40 million revolving credit facility at all times. As of the date of this report, TFC has not replaced the GE Facility and has no material prospects available to replace the facility. TFC was not able to replace the GE Facility by April 1, 2003, thus becoming in default of the Westside Facility on April 1, 2003. Because of the uncertainties resulting in the Company not having replaced its credit facilities to comply with the Westside Facility, the Company has received a going concern explanatory paragraph in the audit report of its auditors for the year ended December 31, 2002, which is an additional default provision in the agreement. Accordingly, absent the waivers discussed in the next paragraph, both the GE Facility and the Westside Funding facility, and other facilities would have gone into default on April 1, 2003. These defaults would have caused the Company's three securitization subsidiaries to also go into default under their terms as well.

                              TFC ENTERPRISES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6.       GOING CONCERN/SUBSEQUENT EVENT (CONTINUED)

On March 31, 2003, the Company, Consumer Portfolio Services, Inc. ("CPS") and a wholly-owned subsidiary of CPS (the "CPS Subsidiary") entered into a merger agreement whereby, subject to the approval of TFCE's shareholders, the CPS Subsidiary will merge with and into TFCE, and TFCE will become a wholly owned subsidiary of CPS (the "CPS Merger"). The completion of a term transaction is
(a) contingent on completion of the merger and (b) required by the merger agreement. The merger will be completed simultaneously with the closing of TFC's 2003-1 securitization.

As mentioned above, GE Capital and Westside Funding have waived certain defaults under each of these facilities, as have the insurers of the three securitizations, premised on the closing of the recently announced CPS Merger. Should the CPS Merger not close, the Company will be forced to attempt to negotiate additional waivers and extensions with its existing lenders, and attempt to find alternative financing sources. During this process, management would be forced to consider the possibility of seeking protection under state and federal bankruptcy laws under certain circumstances.

TFC obtained waivers of the events of default existing under the Westside Facility and the GE Facility described in the immediately preceding paragraph until the earliest of (x) the closing of the CPS Merger, (y) the failure of the CPS Merger to close and (z) May 31, 2003 (the "Extension Period"). TFC's 2003-1 securitization will not close unless the CPS Merger is completed. The Westside Facility is presently scheduled to expire on July 1, 2003 and the GE Facility is scheduled to expire at the end of the Extension Period. GE has informed TFC that it will not renew or extend the GE Facility beyond the expiration of the Extension Period. In part to repay GE and Westside, TFC intends to close on a new securitization contemporaneous with the closing of the CPS Merger. Proceeds of the issuance of the notes in the planned securitization would be applied, among other things, to repay all amounts due under the GE Facility and the Westside Facility. Upon such repayment, the GE Facility and the Westside Facility will be terminated.

Contemporaneous with the CPS Merger, TFC expects to enter into a new $25 million revolving line of credit with Westside Funding Corporation to fund purchases of installment contracts (the "New Westside Facility"), in which event, TFC's principal sources of liquidity will consist of the New Westside Facility and any additional resources made available by CPS. If the New Westside Facility is not entered into, there can be no assurance that alternative sources of financing would be available and, in such event, TFC might consider the possibility of seeking protection under state and federal bankruptcy laws. The Insurer of the Securitization has reserved the right not to issue the Note Policy (in which event the Notes will not be issued) unless the Insurer is reasonably confident at the time of issuance that the New Westside Facility will be consummated shortly thereafter.